Exhibit 99.3

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     This financial review presents our operating results for each of our three most recent fiscal years and our financial condition at December 31, 2008. Except for historical information contained herein, the following discussion contains forward-looking statements which are subject to known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. We discuss such risks, uncertainties and other factors throughout this report and specifically under Item 1A of Part I of this report, Risk Factors. In addition, the following review should be read in connection with the information presented in our consolidated financial statements and the related notes to our consolidated financial statements.
     As discussed in Note 2 to our consolidated financial statements, our consolidated financial statements for 2008 have been adjusted for the retrospective application of FSP APB 14-1, which has been applied to the Convertible Notes issued May 2008. The financial information contained in the discussion below reflects only the changes described in Note 2 to our consolidated financial statements and does not reflect events occurring after March 16, 2009, the date of the original filing of our Original 2008 Form 10-K, or modify or update those disclosures that may have been affected by subsequent events.
OVERVIEW
     We are a one-stop provider of time-critical and technologically complex printed circuit boards (PCBs) and backplane assemblies, which serve as the foundation of sophisticated electronic products. We serve high-end commercial and aerospace/defense markets — including the networking/communications infrastructure, defense, high-end computing, and industrial/medical markets — which are characterized by high levels of complexity and moderate production volumes. Our customers include original equipment manufacturers (OEMs), electronic manufacturing services (EMS) providers, and aerospace/defense companies. Our time-to-market and high technology focused manufacturing services enable our customers to reduce the time required to develop new products and bring them to market.
     In 2006, we completed the acquisition of the Tyco Printed Circuit Group business from Tyco International Ltd. The total purchase price of the acquisition was $226.8 million, excluding acquisition costs. This acquisition enhanced our business in the following ways:
•	positioned us as the largest PCB fabricator in North America as well as the largest PCB fabricator in the aerospace/defense end market;

•	expanded and diversified our customer base;

•	added complementary commercial PCB fabrication facilities to our historic three commercial PCB manufacturing sites;

•	added global backplane and sub-system assembly capability;

•	entered the backplane assembly market in China with a facility in Shanghai; and

•	expanded our engineering and materials expertise.
     We measure customers as those companies that have placed at least two orders in the preceding 12-month period. As of December 31, 2008, we had approximately 860 customers and approximately 900 as of December 31, 2007. Sales to our 10 largest customers accounted for 50% and 44% of our net sales in 2008 and 2007, respectively. We sell to OEMs both directly and indirectly through EMS companies. Sales attributable to our five largest OEM customers accounted for approximately 29% and 24% of our net sales in 2008 and 2007, respectively.

     The following table shows the percentage of our net sales attributable to each of the principal end markets we served for the periods indicated.

	Year Ended December 31,
End Markets(1)	2008	2007	2006
Networking/Communications	40%	42%	43%
Aerospace/Defense	37	30	16
Computing/Storage/Peripherals	12	14	29
Medical/Industrial/Instrumentation/Other	11	14	12

Total	100%	100%	100%

(1)	Sales to EMS companies are classified by the end markets of their OEM customers.
     For PCBs we measure the time sensitivity of our products by tracking the quick-turn percentage of our work. We define quick-turn orders as those with delivery times of 10 days or less, which typically captures research and development, prototype, and new product introduction work, in addition to unexpected short-term demand among our customers. Generally, we quote prices after we receive the design specifications and the time and volume requirements from our customers. Our quick-turn services command a premium price as compared to standard lead time products. Quick-turn orders decreased from approximately 15% of PCB revenue in 2007 to 12% of PCB revenue in 2008 due to higher demand for our standard lead-time and high technology production services. We also deliver a large percentage of compressed lead-time work with lead times of 11 to 20 days. We receive a premium price for this work as well. Purchase orders may be cancelled prior to shipment. We charge customers a fee, based on percentage completed, if an order is cancelled once it has entered production.
     We derive revenues primarily from the sale of printed circuit boards and backplane assemblies using customer-supplied engineering and design plans. We recognize revenues when persuasive evidence of a sales arrangement exists, the sales terms are fixed and determinable, title and risk of loss have transferred, and collectibility is reasonably assured — generally when products are shipped to the customer. Net sales consist of gross sales less an allowance for returns, which typically has been less than 2% of gross sales. We provide our customers a limited right of return for defective printed circuit boards and backplane assemblies. We record an estimated amount for sales returns and allowances at the time of sale based on historical information.
     Cost of goods sold consists of materials, labor, outside services, and overhead expenses incurred in the manufacture and testing of our products as well as stock-based compensation expense. Many factors affect our gross margin, including capacity utilization, product mix, production volume, and yield. We do not participate in any significant long-term contracts with suppliers, and we believe there are a number of potential suppliers for the raw materials we use.
     Selling and marketing expenses consist primarily of salaries and commissions paid to our internal sales force and independent sales representatives, salaries paid to our sales support staff, stock-based compensation expense as well as costs associated with marketing materials and trade shows. We generally pay higher commissions to our independent sales representatives for quick-turn work, which generally has a higher gross profit component than standard lead-time work.
     General and administrative costs primarily include the salaries for executive, finance, accounting, information technology, facilities and human resources personnel, as well as insurance expenses, expenses for accounting and legal assistance, incentive compensation expense, stock-based compensation expense, and bad debt expense.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
     Our consolidated financial statements included in this report have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, net sales and expenses, and related disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management has discussed the development, selection and disclosure of these estimates with the audit committee of our board of directors. Actual results may differ from these estimates under different assumptions or conditions.
     Accounting policies for which significant judgments and estimates are made include asset valuation related to bad debts and inventory obsolescence; sales returns and allowances; impairment of long-lived assets, including goodwill and intangible assets; realizability of deferred tax assets; and determining stock-based compensation expense, self-insured reserves, asset retirement obligations and environmental liabilities. A detailed description of these estimates and our policies to account for them is included in Note 2 to our consolidated financial statements included in this report.

   Allowance for Doubtful Accounts
     We provide customary credit terms to our customers and generally do not require collateral. We perform ongoing credit evaluations of the financial condition of our customers and maintain an allowance for doubtful accounts based upon historical collections experience and expected collectibility of accounts. Our actual bad debts may differ from our estimates.
   Inventories
     In assessing the realization of inventories, we are required to make judgments as to future demand requirements and compare these with current and committed inventory levels. Provision is made to reduce excess and obsolete inventories to their estimated net realizable value. Our inventory requirements may change based on our projected customer demand, changes due to market conditions, technological and product life cycle changes, longer or shorter than expected usage periods, and other factors that could affect the valuation of our inventories. We maintain certain finished goods inventories near certain key customer locations in accordance with agreements with those customers. Although this inventory is typically supported by valid purchase orders, should these customers ultimately not purchase these inventories, our results of operations and financial condition would be adversely affected.
   Revenue Recognition
     We derive revenues primarily from the sale of printed circuit boards and backplane assemblies using customer-supplied engineering and design plans and recognize revenues when persuasive evidence of a sales arrangement exists, the sales terms are fixed and determinable, title and risk of loss have transferred, and collectibility is reasonably assured — generally when products are shipped to the customer. We provide our customers a limited right of return for defective printed circuit boards and backplane assemblies. We accrue an estimated amount for sales returns and allowances at the time of sale based on historical information. To the extent actual experience varies from our historical experience, revisions to these allowances may be required.
   Long-lived Assets
     We have significant long-lived tangible and intangible assets consisting of property, plant and equipment, assets held for sale, definite-lived intangibles, and goodwill. We review these assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. In addition, we perform an impairment test related to goodwill at least annually. Our goodwill and intangibles are largely attributable to our acquisitions of other businesses. We have two reporting units, which are also our operating segments, and both contained goodwill prior to our annual impairment testing.
     During the fourth quarter 2008, we performed our annual impairment assessment of goodwill, which requires the use of a fair-value based analysis. We determined the fair value of our operating segments based on discounted cash flows and market approach analyses and considered factors such as a weakening economy, reduced expectations for future cash flows coupled with a decline in the market price of our stock and market capitalization for a sustained period, as indicators for potential goodwill impairment. In conjunction with our annual assessment of goodwill, we also assessed other long-lived assets, specifically definite-lived intangibles and property, plant and equipment, for potential impairment given similar impairment indicators. The completion of our impairment assessment determined that the carrying value of our goodwill and certain long-lived assets at production facilities exceeded their fair value. As a result, a charge of $117.0 million and $6.3 million were recorded for the impairment of goodwill and of long-lived assets, respectively, as of December 31, 2008.
     We use an estimate of the future undiscounted net cash flows in measuring whether our long-lived tangible assets and definite-lived intangible assets are recoverable. If forecasts and assumptions used to support the realizability of our goodwill and other long-lived assets change in the future, significant impairment charges could result that would adversely affect our results of operations and financial condition.
   Income Taxes
     Deferred income tax assets are reviewed for recoverability, and valuation allowances are provided, when necessary, to reduce deferred tax assets to the amounts expected to be realized. At December 31, 2008, we have net deferred income tax assets of $39.8 million and no valuation allowance. Should our expectations of taxable income change in future periods, it may be necessary to establish a valuation allowance, which could affect our results of operations in the period such a determination is made. In addition, we record income tax provision or benefit during interim periods at a rate that is based on expected results for the full year. If we reestablish a valuation allowance subsequent to December 31, 2008, and then determine that it is more likely than not that some or all of our deferred income tax assets would be realizable in an amount greater than what already is recorded, we would reverse all or a portion of valuation allowance in the period the determination is made. If future changes in market conditions cause actual results for the year to be more or less favorable than those expected, adjustments to the effective income tax rate could be required.
   Share-Based Awards
     Effective January 1, 2006, we adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payments, (SFAS 123R) using the modified prospective transition method. Under this method, we recognize compensation expense for all share-based payments granted on and after January 1, 2006, and prior but not yet vested as of January 1, 2006, in accordance with SFAS 123R. Under the fair value recognition provisions of SFAS 123R, we recognize stock-based compensation net of an estimated forfeiture rate and only recognize compensation cost for those shares expected to vest over the requisite service period of the award using a straight-line method.
     We estimate the value of share-based restricted stock unit awards on the date of grant using the closing share price. We estimate the value of share-based option awards on the date of grant using the Black-Scholes option pricing model. Calculating the fair value of share-based option payment awards requires the input of highly subjective assumptions, including the expected term of the share-based payment awards and expected stock price volatility. The expected term represents the average time that options that vest are expected to be outstanding. The expected volatility rates are estimated based on a weighted average of the historical volatilities of our common stock. The assumptions used in calculating the fair value of share-based payment awards represent our best estimates, but these estimates involve inherent uncertainties and the application of our judgment. As a result, if factors change and we use different assumptions, our stock-based compensation expense could be materially different in the future. In addition, we are required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. We have currently estimated our forfeiture rate to be 8%. If our actual forfeiture rate is materially different from our estimate, the stock-based compensation expense could be significantly different from what we have recorded in the current period. For the year ended December 31, 2008, share-based compensation expense was $5.1 million. At December 31, 2008, total unrecognized estimated compensation expense related to non-vested stock options was $2.3 million, which is expected to be recognized over a weighted-average period of 0.8 years. At December 31, 2008, $5.3 million of total unrecognized compensation cost related to restricted stock units is expected to be recognized over a weighted-average period of 0.9 years.
   Self Insurance
     We are self-insured for group health insurance and worker’s compensation benefits provided to our employees, and we purchase insurance to protect against claims at the individual and aggregate level. The insurance carrier adjudicates and processes employee claims and is paid a fee for these services. We reimburse our insurance carriers for paid claims subject to variable monthly limitations. We estimate our exposure for claims incurred but not paid at the end of each reporting period and use historical information supplied by our insurance carriers and brokers on an annual basis to estimate our liability for these claims. This liability is subject to an aggregate stop-loss that ranges between $100,000 and $250,000 per individual. Our actual claims experience may differ from our estimates.
   Asset Retirement Obligations and Environmental Liabilities
     We establish liabilities for the costs of asset retirement obligations when a legal or contractual obligation exists to dispose of or restore an asset upon its retirement and the timing and cost of such work can be reasonably estimated. We record such liabilities only when such timing and costs are reasonably determinable. In addition, we accrue an estimate of the costs of environmental remediation for work at identified sites where an assessment has indicated it is probable that cleanup costs are or will be required and may be reasonably estimated. In making these estimates, we consider information that is currently available, existing technology, enacted laws and regulations, and our estimates of the timing of the required remedial actions, and we discount these estimates at 8%. We also are required to estimate the amount of any probable recoveries, including insurance recoveries.

RESULTS OF OPERATIONS
     The following table sets forth the relationship of various items to net sales in our consolidated statement of operations:

	Year Ended December 31,
	2008	2007	2006
	As Adjusted
Net sales	100.0%	100.0%	100.0%
Cost of goods sold	79.9	80.6	74.8

Gross profit	20.1	19.4	25.2

Operating expenses:
Selling and marketing	4.5	4.4	4.5
General and administrative	4.8	4.9	5.3
Amortization of definite-lived intangibles	0.6	0.6	0.5
Impairment of goodwill and long-lived assets	18.1	—	—
Metal reclamation	(0.6)	—	—
Restructuring charges	—	—	—

Total operating expenses	27.4	9.9	10.3

Operating (loss) income	(7.3)	9.5	14.9
Other income (expense):
Interest expense	(1.6)	(2.0)	(0.9)
Interest income	0.2	0.2	1.2
Other, net	(0.3)	—	—

Total other (expense) income, net	(1.7)	(1.8)	0.3

(Loss) income before income taxes	(9.0)	7.7	15.2
Income tax benefit (provision)	3.6	(2.5)	(5.7)

Net (loss) income	(5.4)%	5.2%	9.5%

     We have two reportable segments: PCB Manufacturing and Backplane Assembly. These reportable segments are managed separately because they distribute and manufacture distinct products with different production processes. PCB Manufacturing fabricates printed circuit boards. Backplane Assembly is a contract manufacturing business that specializes in assembling backplanes into sub-assemblies and other complete electronic devices. PCB Manufacturing customers are either EMS companies or OEM companies, while Backplane Assembly customers are usually OEMs. Our Backplane Assembly segment includes our Hayward, California and Shanghai, China plants and our Ireland sales and distribution infrastructure. Our PCB Manufacturing segment is comprised of eight domestic PCB fabrication plants, and a facility that provides follow-on value-added services primarily for one of the PCB Manufacturing plants. The following table compares net sales by reportable segment for the years ended December 31, 2008, 2007 and 2006:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Net Sales:
PCB Manufacturing	$590,515	$578,840	$353,734
Backplane Assembly	124,048	124,337	22,357

Total sales	714,563	703,177	376,091
Inter-company sales	(33,582)	(33,719)	(6,775)

Total net sales	$680,981	$669,458	$369,316

     The years ended December 31, 2008 and 2007 include a full year of results of operations from PCG facilities compared to only 65 days for the year ended December 31, 2006 as the acquisition of Tyco Printed Circuit Group occurred on October 27, 2006.
Net Sales
     Net sales increased $11.5 million, or 1.7%, from $669.5 million for the year ended December 31, 2007 to $681.0 million for the year ended December 31, 2008. This revenue increase is substantially due to increased demand from aerospace/defense customers and higher pricing from the PCB Manufacturing segment, while Backplane Assembly segment sales remained relatively consistent with 2007. This revenue increase was achieved in spite of the closure of our Dallas, Oregon facility in April 2007. The Dallas, Oregon facility contributed approximately $11.8 million of revenue to the PCB Manufacturing segment during 2007. Excluding revenue derived from our Dallas, Oregon facility, revenue from the PCB Manufacturing segment in 2008 improved by $23.3 million from

2007 due to increased net sales at our other PCB Manufacturing facilities. PCB sales volume, measured by panels shipped, decreased approximately 11% for the year ended December 31, 2008 as compared to the year ended 2007. Prices rose approximately 13% due to a shift in production mix toward more high technology production. Our quick-turn production, which we measure as orders placed and shipped within 10 days, decreased from 15% of PCB revenue for the year ended December 31, 2007 to 12% of PCB revenue for the year ended December 31, 2008. The increasingly complex nature of our quick-turn work requires more time to manufacture, thereby extending some of these orders beyond the 10-day delivery window.
     Net sales increased $300.2 million, or 81.3%, from $369.3 million in 2006 to $669.5 million in 2007 due to several factors, including the addition of a full year of results from the acquired PCG facilities and higher pricing. The increase in net sales reflects an increase of $320.9 million from our PCG facilities, and an increase of $6.2 million from our historical operations, partially offset by a $26.9 million increase in inter-company sales. The Backplane Assembly segment accounted for $94.4 million of this net sales increase, and the PCG facilities in our PCB Manufacturing segment accounted for the remaining $226.5 million. PCB sales volume, measured by panels shipped, increased approximately 43% due to the inclusion of a full year of the PCG operations. Pricing increased approximately 5% primarily due to the inclusion of a full year of results from the PCG facilities, which tend to have higher average pricing. The increase in pricing was driven equally by increases in quick-turn and standard product pricing. Our quick-turn production, which generally is characterized by higher prices, decreased from 17% of PCB revenue in 2006 to 15% of PCB revenue in 2007 due to both higher demand for our standard lead-time, high technology production services as well as the full year inclusion of results from the PCG facilities, which focus primarily on standard lead-time services.
Cost of Goods Sold
     Cost of goods sold increased $4.7 million, or 0.9%, from $539.3 million for the year ended December 31, 2007 to $544.0 million for the year ended December 31, 2008. Cost of goods sold increased mainly due to increased sales but was also impacted by increased labor and overhead costs. For the year ended December 31, 2008, cost of goods sold, as a percentage of sales, decreased to 79.9% from 80.6% for the year ended December 31, 2007, primarily due to a shift in production mix toward more high technology production and higher pricing.
     Cost of goods sold increased $263.1 million, or 95.3%, from $276.2 million for 2006 to $539.3 million for 2007. Cost of goods sold rose due to several factors, including the addition of a full year of results for the PCG facilities, especially from the Backplane Assembly operations, which have inherently higher cost content and lower margins. Likewise, higher material prices contributed to the increase in cost of goods sold from 2006 to 2007. Cost of goods sold in 2006 included $4.0 million of manufacturing profit added to PCG inventories at the acquisition date, which was expensed during 2006. A similar adjustment increased cost of goods sold for 2007 by $0.2 million. As a percentage of net sales, cost of goods sold increased from 74.8% for 2006 to 80.6% for 2007.
Gross Profit
     Gross profit increased $6.8 million, or 5.2%, from $130.2 million for the year ended December 31, 2007 to $137.0 million for the year ended December 31, 2008 with gross margin increasing from 19.4% for the year ended December 31, 2007 to 20.1% for the year ended December 31, 2008. The change in our gross margin for 2008 was primarily due to a shift in production mix toward more high technology production and higher pricing.
     Gross profit increased $37.1 million, or 39.8%, from $93.1 million for 2006 to $130.2 million for 2007. Our gross margin decreased from 25.2% in 2006 to 19.4% in 2007. The decrease in our gross margin was largely due to inclusion of a full year of results from our Backplane Assembly operations, which have inherently lower gross margins. Additionally, slightly lower volume at our PCB Manufacturing operations reduced absorption of fixed costs at some of our plants, further reducing gross margin.
Selling and Marketing Expenses
     Selling and marketing expenses increased $0.6 million, or 2.0%, from $29.8 million for the year ended December 31, 2007 to $30.4 million for the year ended December 31, 2008. The increase for the year ended 2008 is primarily due to increased labor expenses. As a percentage of net sales, selling and marketing expenses increased slightly to 4.5% for the year ended December 31, 2008 from 4.4% for the year ended December 31, 2007. The components of selling and marketing expenses as a percent of net sales did not change significantly from 2007 to 2008.
     Selling and marketing expenses increased $13.3 million, or 80.6%, from $16.5 million for 2006 to $29.8 million for 2007, due to inclusion of a full year of results of the PCG facilities in 2007. As a percentage of net sales, selling and marketing expenses decreased slightly from 4.5% in 2006 to 4.4% in 2007. The components of selling and marketing expenses as a percent of net sales did not change significantly from 2006 to 2007.

General and Administrative Expense
     General and administrative expenses increased $0.4 million from $32.6 million, or 4.9% of net sales, for the year ended December 31, 2007 to $33.0 million, or 4.8% of net sales, for the year ended December 31, 2008. The increase in expenses resulted primarily from higher incentive bonus expense and stock-based compensation expense for restricted stock unit and stock option awards, partially offset by lower accounting and consulting expenses.
     General and administrative expenses increased $12.9 million from $19.7 million, or 5.3% of net sales, for 2006 to $32.6 million, or 4.9% of net sales, for 2007. The increase in expenses resulted primarily from the inclusion of the PCG facilities in our results for the full year of 2007. Other factors that increased general and administrative expense were higher stock-based compensation expense from a greater number of employees participating in our equity award program as well as increased accounting, legal and consulting expenses related to integration of the acquisition as well as bringing the newly acquired PCG facilities into compliance with the Sarbanes Oxley Act of 2002. General and administrative expenses decreased as a percentage of net sales, primarily due to greater absorption of these costs over a larger revenue base.
Amortization of Definite-lived Intangibles
     Amortization expense related to definite-lived intangibles decreased $0.3 million to $3.8 million in 2008 compared to $4.1 million in 2007. Amortization expense related to definite-lived intangibles increased $2.3 million to $4.1 million in 2007 compared to $1.8 million in 2006. The decrease in amortization expense for 2008 as compared to 2007 is primarily due to the gradual decline in strategic customer relationship intangibles related to the PCG acquisition in October 2006. The prior increase in amortization expense for 2007 as compared to 2006 is primarily due to the increase in strategic customer relationship intangibles related to the PCG acquisition in October 2006.
Impairment of Goodwill and Long-Lived Assets
     During the fourth quarter of 2008, we recorded impairment charges of $123.3 million, consisting of a goodwill impairment of $117.0 million and a long-lived asset impairment of $6.3 million. As a result of our annual goodwill impairment testing, giving consideration to factors such as a weakening economy, reduced expectation for future cash flows coupled with the decline in the market price of our stock and market capitalization for a sustained period, as indicators for potential goodwill impairment, we determined that the carrying value of our PCB Manufacturing segment’s goodwill exceeded its implied fair value, resulting in an impairment charge of $117.0 million.
     We also completed an assessment of our long-lived assets, including assets held for sale, and recorded a $6.3 million asset impairment charge related to our Oregon, Washington, and Hayward, California production facilities. Our Oregon facility has been classified as held for sale since June 30, 2007. We continue to actively market this facility at a price that is indicative of the facility’s intent and ability to sell. An impairment was also recorded for our Hayward facility, which is part of our Backplane Assembly segment, as it is expected to produce slower growth and lower future production. Finally, as a result of our January 15, 2009 announcement of our plan to close the Washington production facility, we determined that specific long-lived assets at this production facility were impaired. The Washington production facility is part of the PCB Manufacturing operating segment.
     If forecasts and assumptions used to support the realizability of our goodwill and other long-lived assets change in the future, significant impairment charges could result that would adversely affect our results of operations and financial condition.
Metal Reclamation
     During the first quarter of 2008, we recognized $3.7 million of income related to a pricing reconciliation of metal reclamation activity attributable to a single vendor. As a result of the pricing reconciliation, we discovered that the vendor had inaccurately compensated us for gold reclamations over the last several years. While pricing reconciliations of this nature occur periodically, we do not expect to recognize a similar amount in future periods.
Restructuring Charges
     In the fourth fiscal quarter 2006, we recorded a restructuring charge of $0.2 million related to realigning certain sales and administrative functions.

Other Income (Expense)
     Other expense decreased by $0.8 million from $12.3 million for the year ended December 31, 2007 to $11.5 million for the year ended December 31, 2008. The net decrease consists of a $2.8 million decrease in interest expense, offset by a $2.0 million increase in other, net. Interest expense of $11.1 million for 2008 includes interest costs and the amortization of related debt issuance costs. Interest and related debt issuance costs for 2008 were accounted for under FSP APB 14-1 and decreased by $1.6 million and $1.2 million, respectively, as compared to 2007, resulting from a combination of overall lower outstanding debt balances under our credit agreement with UBS Securities in 2008, our repayment in full of the credit agreement in May 2008 and a lower interest rate on our outstanding 3.25% Convertible Notes due May 15, 2015 (Convertible Notes) issued in May 2008. This decrease was offset by the increase in other, net expense of $2.0 million primarily related to the realized loss on the settlement of a derivative of $1.2 million during the quarter ended June 30, 2008 associated with the repayment in full of the Credit Agreement, the $0.6 million estimated loss on a money market fund that suspended redemptions and is being liquidated and other of $0.2 million.
     Other income (expense) declined $13.4 million from income of $1.1 million in 2006 to expense of $12.3 million in 2007. This net decrease resulted from an increase of $10.4 million in interest expense and the accelerated amortization of debt issuance costs related to our $200 million senior secured term loan used to fund the acquisition of PCG, and a decrease of $3.0 million in interest income primarily from interest earned on lower balances of cash and cash equivalents.
Income Taxes
     The provision for income taxes decreased $41.1 million from a $16.6 million tax provision for the year ended December 31, 2007 to a $24.5 million tax benefit for the year ended December 31, 2008. Our effective tax rate was 39.9% in 2008 and 32.3% for 2007. The decrease in the provision is due to the decrease in pretax income. The increase in our effective tax rate is due to the addition of state tax credits and the decrease in production activities deductions. Our effective tax rate is primarily impacted by the federal income tax rate, apportioned state income tax rates, utilization of other credits and deductions available to us, and certain non-deductible items. Additionally, as of December 31, 2008, we had net deferred tax assets of approximately $39.8 million. Based on our forecast for future taxable earnings, we believe we will utilize the deferred tax asset in future periods.
     The provision for income taxes decreased from $21.1 million for 2006 to $16.6 million for 2007. The decrease in income tax provision from 2006 to 2007 resulted from the release of the valuation allowance of $2.7 million to reflect our ability to utilize state tax credit carryforwards, lower pretax income in 2007, and a lower effective tax rate for 2007. Our effective tax rate was 37.5% in 2006 and our effective tax rate was 32.3% in 2007. Excluding the favorable impacts to our tax provision resulting from the decreases in our valuation allowance in 2007, our effective tax rate in 2007 was 37.0%. Our effective tax rate is primarily impacted by the federal income tax rate, apportioned state income tax rates, utilization of other credits and deductions available to us, and certain non-deductible items.
Liquidity and Capital Resources
     Our principal sources of liquidity have been cash provided by operations, the issuance of Convertible Notes, and exercises of employee stock options. Our principal uses of cash have been to meet debt service requirements, finance capital expenditures, and fund working capital requirements. We anticipate that servicing debt, funding working capital requirements, financing capital expenditures, and potential acquisitions will continue to be the principal demands on our cash in the future.
     As of December 31, 2008, we had net working capital of approximately $280.4 million, compared to $98.8 million as of December 31, 2007. The increase in working capital is primarily attributable to the growth in cash balances resulting from the Convertible Notes offering during the second quarter of 2008.
     Our 2009 capital expenditure plan is expected to total approximately $13 million and will fund capital equipment purchases to expand our technological capabilities throughout our facilities and replace aging equipment.
     Net cash provided by operating activities was $75.6 million in 2008 compared to $74.0 million in 2007 and $32.8 million in 2006. Our 2008 operating cash flow of $75.6 million reflects a net loss of $36.9 million, $123.3 million of an impairment of goodwill and long-lived assets, $30.6 million of depreciation and amortization, $5.1 million of stock-based compensation, and $0.2 million other, offset by an increase in net deferred income tax assets of $38.1 million and a net increase in working capital of $8.6 million. Our 2007 operating cash flow of $74.0 million, which significantly benefited from the acquisition of PCG, primarily reflects net income of $34.7 million, $30.7 million of depreciation and amortization, $3.4 million of stock-based compensation, a decrease in net deferred income tax assets of $1.8 million, and a net decrease in working capital of $3.5 million.

     Net cash used in investing activities was $21.3 million in 2008, compared to $1.7 million in 2007 and $234.6 million in 2006. In 2008, we made net purchases of approximately $17.6 million of property, plant, and equipment, redesignated $19.5 million from cash and cash equivalents to short-term investments and received $15.9 million in proceeds from the redemption of short-term investments. At December 31, 2008, the fair value of our investment in the Reserve Primary Fund, a money market fund that has suspended redemptions and is being liquidated, was $3.7 million. We have requested redemption of our investment in the Reserve Primary Fund and expect distribution to occur as the Reserve Primary Fund’s assets mature or are sold. We have received total distributions of $17.2 million, of which $15.9 million was received during the fourth quarter 2008 and $1.3 million was received during the first quarter 2009. We expect to receive substantially all of our current holdings in the Reserve Primary Fund. In 2007, we made net purchases of approximately $12.7 million of property, plant, and equipment, offset by proceeds of $11.0 million from the redemption of short-term investments.
     Net cash provided by financing activities was $74.8 million in 2008, compared to cash used of $113.8 million in 2007 and cash provided of $200.0 million in 2006. Our 2008 financing net cash proceeds primarily reflect cash proceeds from the issuance of Convertible Notes of $175.0 million, proceeds from warrants of $26.2 million and exercises of employee stock options of $2.4 million, partially offset by debt repayment of $85.0 million, payment for the convertible note hedge of $38.3 million and debt issuance costs of $5.8 million. Our 2007 financing net cash used reflects repayments of $115.7 million of debt, partially offset by proceeds of $1.7 million from employee stock option exercises and $0.2 million from other factors.
     In May 2008, we issued our Convertible Notes in a public offering with an aggregate principal amount of $175.0 million. The Convertible Notes bear interest at a rate of 3.25% per annum. Interest is payable semiannually in arrears on May 15 and November 15 of each year, beginning November 15, 2008. The Convertible Notes are senior unsecured obligations and will rank equally to our future unsecured senior indebtedness and senior in right of payment to any of our future subordinated indebtedness and are accounted for by separately accounting for the liability and equity components of convertible debt. We received proceeds of $169.2 million after the deduction of offering expenses of $5.8 million. These offering expenses are being amortized to interest expense over the term of the Convertible Notes. At December 31, 2008 the remaining amortization period for the unamortized Convertible Note discount in the amount of $40.1 million and debt issuance costs of $4.0 million was 6.38 years. The amortization of the Convertible Notes debt discount and unamortized debt issuance costs are based on an effective interest rate of 8.37%.
     At any time prior to November 15, 2014, holders may convert their Convertible Notes into cash and, if applicable, into shares of our common stock based on a conversion rate of 62.6449 shares of our common stock per $1,000 principal amount of Convertible Notes, subject to adjustment, under the following circumstances: (1) during any calendar quarter beginning after June 30, 2008 (and only during such calendar quarter), if the last reported sale price of our common stock for at least 20 trading days during the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day of such preceding calendar quarter; (2) during the five business day period after any 10 consecutive trading day period in which the trading price per note for each day of that 10 consecutive trading day period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on such day; or (3) upon the occurrence of specified corporate transactions described in the prospectus supplement related to the Convertible Notes, which can be found on the SEC’s website at www.sec.gov. As of December 31, 2008, none of the conversion criteria had been met.
     On or after November 15, 2014 until the close of business on the third scheduled trading day preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, for each $1,000 principal amount of notes, we will pay cash for the lesser of the conversion value or $1,000 and shares of our common stock, if any, based on a daily conversion value calculated on a proportionate basis for each day of the 60 trading day observation period. Additionally, in the event of a fundamental change as defined in the prospectus supplement, or other conversion rate adjustments such as share splits or combinations, other distributions of shares, cash or other assets to stockholders, including self-tender transactions (Other Conversion Rate Adjustments), the conversion rate may be modified to adjust the number of shares per $1,000 principal amount of the notes.
     The maximum number of shares issuable upon conversion, including the effect of a fundamental change and subject to Other Conversion Rate Adjustments, would be approximately 14 million shares.
     We are not permitted to redeem the notes at any time prior to maturity. In the event of a fundamental change or certain default events, as defined in the prospectus supplement, prior to November 15, 2014, holders may require us to repurchase for cash all or a portion of their notes at a price equal to 100% of the principal amount, plus any accrued and unpaid interest.
     In connection with the issuance of the Convertible Notes, we entered into a convertible note hedge and warrant transaction (Call Spread Transaction), with respect to our common stock. The convertible note hedge, which cost an aggregate $38.3 million and was recorded, net of tax, as a reduction of additional paid-in capital, consists of our option to purchase up to 11.0 million shares of common stock at a price of $15.96 per share. This option expires on May 15, 2015 and can only be executed upon the conversion of the Convertible Notes. Additionally, we sold warrants for the option to purchase 11.0 million shares of our common stock at a price of

$18.15 per share. The warrants expire on August 17, 2015. The proceeds from the sale of warrants of $26.2 million was recorded as an addition to additional paid-in capital. The Call Spread Transaction has no effect on the terms of the Convertible Notes and reduces potential dilution by effectively increasing the conversion price of the Convertible Notes to $18.15 per share of our common stock.
     As of December 31, 2008, we had two outstanding standby letters of credit: a $1.0 million standby letter of credit expiring May 1, 2009 related to the lease of one of our production facilities and a $0.8 million standby letter of credit expiring December 31, 2009 associated with our workers compensation insurance program.
     On January 15, 2009, we announced a plan to close our Redmond, Washington facility and lay off approximately 370 employees at this site. In addition, we laid off about 140 employees at various other U.S. facilities. As a result, we expect to record approximately $2.8 million in separation and other exit costs related to this restructuring primarily in the first quarter of 2009. In addition to transferring assets to other sites, we also expect to sell some of the Redmond property, plant and equipment. The plant closure and headcount reductions are primarily due to the global economic downturn, which has weakened demand for commercial PCBs.
     In connection with the PCG acquisition, we are involved in various stages of investigation and cleanup related to environmental remediation at two Connecticut sites and are obligated to investigate a third Connecticut site. We currently estimate that we will incur remediation costs of $0.8 million to $1.3 million over the next 12 to 84 months related to these matters. In addition, we have obligations to the Connecticut DEP to make certain environmental asset improvements to the waste water treatment systems in two Connecticut plants. These costs are estimated to be $0.7 million and have been considered in our capital expenditure plan for 2009. Lastly, we are required to maintain a compliance management plan through July 2009 under a compliance agreement with the U.S. EPA that we assumed from Tyco.
     Based on our current level of operations, we believe that cash generated from operations, available cash and the proceeds from the issuance of Convertible Notes will be adequate to meet our currently anticipated debt service, capital expenditures, and working capital needs for the next 12 months and beyond.
     Our principal liquidity needs for periods beyond the next 12 months are to meet debt service requirements as well as for other contractual obligations as indicated in our contractual obligations table below and for capital purchases under our annual capital expenditure plan.
     Contractual Obligations and Commitments
     The following table provides information on contractual obligations as of December 31, 2008:

		Less Than			After
Contractual Obligations(1)(2)	Total	1 Year	1 - 3 Years	4 - 5 Years	5 Years
	(In thousands)
Debt obligations	$175,000	$—	$—	$—	$175,000
Interest on debt obligations	36,969	5,688	11,375	11,375	8,531
Operating leases	7,170	3,312	2,288	509	1,061
Purchase obligations	2,761	2,761	—	—	—

Total contractual obligations	$221,900	$11,761	$13,663	$11,884	$184,592

(1)	FIN 48 unrecognized tax benefits of $0.1 million are not included in the table above as we are not sure when the amount will be paid.

(2)	Environmental liabilities of $0.9 million, not included in the table above, are accrued and recorded as long-term liabilities in the consolidated balance sheet.
Off Balance Sheet Arrangements
     We do not currently have, or have we ever had, any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not engage in trading activities involving non-exchange traded contracts. As a result, we are not materially exposed to any financing, liquidity, market, or credit risk that could arise if we had engaged in these relationships.

Impact of Inflation
     We believe that our results of operations are not dependent upon moderate changes in the inflation rate as we expect that we generally will be able to continue to pass along component price increases to our customers.
Recently Issued Accounting Pronouncements
     In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of Statement of Financial Accounting Standards No. 133, (SFAS 161). This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s financial position, financial performance, and cash flow. SFAS 161 applies to derivative instruments within the scope of Statement of Financial Accounting Standards 133, Accounting for Derivative Instruments and Hedging Activities, (SFAS 133) as well as related hedged items, bifurcated derivatives, and non-derivative instruments that are designated and qualify as hedging instruments. Entities with instruments subject to SFAS 161 must provide more robust qualitative disclosure and expanded quantitative disclosures. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application permitted. The adoption of the provisions of SFAS 161 is not anticipated to materially impact our consolidated financial position or results of operations.
     In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations, (SFAS 141(R)). SFAS 141(R) changes the requirements for an acquirer’s recognition and measurement of the assets acquired and the liabilities assumed in a business combination. SFAS 141(R) is effective for annual periods beginning after December 15, 2008 and should be applied prospectively for all business combinations entered into after the date of adoption. We expect the impact of adopting SFAS 141(R) will depend on future acquisitions.
     In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51, (SFAS 160). SFAS 160 requires (i) that noncontrolling (minority) interests be reported as a component of shareholders’ equity, (ii) that net income attributable to the parent and to the noncontrolling interest be separately identified in the consolidated statement of operations, (iii) that changes in a parent’s ownership interest while the parent retains its controlling interest be accounted for as equity transactions, (iv) that any retained noncontrolling equity investment upon the deconsolidation of a subsidiary be initially measured at fair value, and (v) that sufficient disclosures are provided that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 is effective for annual periods beginning after December 15, 2008 and should be applied prospectively. However, the presentation and disclosure requirements of the statement shall be applied retrospectively for all periods presented. The adoption of the provisions of Statement No. 160 is not anticipated to materially impact our consolidated financial position and results of operations.
     In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements, (SFAS 157), which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. Additionally, in October 2008 the FASB issued FASB Staff Position SFAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active, (FSP SFAS 157-3) which clarifies the application of SFAS 157 in a market that is not active. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS 157 were originally to be effective beginning January 1, 2008 and FSP SFAS 157-3 is effective for the year ended December 31, 2008. Subsequently, the FASB provided for a one-year deferral of the provisions of SFAS 157 for non-financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a non-recurring basis. We implemented the provisions SFAS 157 and FSP FAS 157-3 for financial assets and financial liabilities reported or disclosed at fair value effective January 1, 2008 and December 31, 2008, respectively. We are currently evaluating the impact of adopting the provisions of SFAS 157 for non-financial assets and liabilities that are recognized or disclosed on a non-recurring basis.